SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

(Check one) |_|   Form 10-K  |_|  Form 20-F  |_|  Form 11-K  |X|  Form 10-Q
            |_| Form N-SAR  |_|  Form N-CSR

      For Period Ended:
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      |_| Transition Report on Form 10-K
      |_| Transition Report on Form 20-F
      |_| Transition Report on Form 11-K
      |_| Transition Report on Form 10-Q
      |_| Transition Report on Form N-SAR
      For the transition period ended:

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  Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.
NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN
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      If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

        PART I - REGISTRANT INFORMATION

                               Arotech Corporation
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Full Name of Registrant

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Former Name if Applicable

                         250 West 57th Street, Suite 310
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Address of Principal Executive Office (Street and Number)

                            New York, New York 10107
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        City, State and Zip Code

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PART II - RULES 12B-25 (B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b) the following should be completed. (Check box if appropriate.)

      (a) The response described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

      (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion
|X| thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q, N-SAR or N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

(Attach extra Sheets if Needed)

      The review of our interim financial statements by our independent auditors has taken them longer than anticipated and cannot be completed by the required filing date of November 15, 2004 without unreasonable effort and expense. Neither we nor our auditors anticipate the completion of our auditors' review to affect our previously-announced operating results for the fiscal quarter and nine months ended September 30, 2004 either materially or adversely.

      We anticipate filing our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 within the regulatory five-day extension period.

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

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

        Yaakov Har-Oz                                  011-972-2-990-6623
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         (Name)                                   (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the Registrant was required to file such report(s) been filed? If answer
      is no, identify reports(s). |X| Yes   |_|  No
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(3)   Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof? |_| Yes |X| No
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      If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                               Arotech Corporation
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  November 15, 2004       By: /s/  Robert S. Ehrlich
       -------------------        ----------------------------------------------
                                  Name:    Robert S. Ehrlich
                                  Title:   Chairman and Chief Executive Officer


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